Exhibit 99.1

Inotiv, Inc. Announces Select Preliminary Unaudited Financial Results

for the Fourth Quarter and Full Year Fiscal 2021

-- Company To Reschedule Its Financial Results Conference Call --

WEST LAFAYETTE, IN, December 7, 2021 – Inotiv, Inc. (NASDAQ: NOTV) (the “Company”, “We”, “Our” or “Inotiv”), a leading contract research organization specializing in nonclinical and analytical drug discovery and development services and research models and related products and services, today announced select preliminary unaudited financial results for the three months (“Q4 FY 2021”) and twelve months (“12M FY 2021”) ended September 30, 2021.

The Company expects to report:

●	Q4 FY 2021 total revenue of $30.1 million, up 90.7% from $15.8 million in the three months ended September 30, 2020 (“Q4 FY 2020”).
●	Q4 FY 2021 gross profit of $10.3 million, up 123.0% from $4.6 million in Q4 FY 2020.
●	Q4 FY 2021 book-to-bill ratio of 1.77x for services business.
●	12M FY 2021 total revenue of $89.6 million, up 48.2% from $60.5 million in the twelve months ended September 30, 2020 (“12M FY 2020”).
●	12M FY 2021 gross profit of $30.2 million, up 65.4% from $18.2 million in 12M FY 2020.
●	12M FY 2021 book-to-bill ratio of 1.52x for services business.
●	Backlog of $81.4 million on September 30, 2021, up 31.3% compared to $62.0 million on June 30, 2021, and up 85.8% from $43.8 million on September 30, 2020.

Robert Leasure, Jr., the Company's President and Chief Executive Officer, commented, “We capped off a transformational year for Inotiv with strong preliminary revenue, gross profit, book-to-bill and backlog figures for the fourth quarter of fiscal 2021, reflecting our success expanding existing operations and services, starting up new services, and acquiring strategic assets. We look forward to sharing more details upon the issuance of our full financial results in the coming days.”

Q4 FY 2021 Conference Call To Be Rescheduled

The release of the Company’s fourth quarter and full year fiscal 2021 full financial results and the conference call to discuss the results originally scheduled for today, Tuesday, December 7, 2021 will be rescheduled to provide management additional time to work with its independent registered accounting firm to complete its audit work with respect to the valuation of non-cash items related to the embedded derivative on the Company's convertible notes and the non-cash tax impact of acquisitions completed by the Company in the third and fourth quarters of the fiscal year. The Company is working diligently with its auditors to resolve these outstanding non-cash items and expects to timely file its Annual Report on Form 10-K for the fiscal year ended September 30, 2021. The Company will issue a separate press release once the 4Q FY 2021 earnings release and conference call has been rescheduled.

About the Company

Inotiv, Inc. is a leading contract research organization dedicated to providing nonclinical and analytical drug discovery and development services and research models and related products and services. The Company’s products and services focus on bringing new drugs and medical devices through the discovery and preclinical phases of development, all while increasing efficiency, improving data, and reducing the cost of taking new drugs to market. Inotiv is committed to supporting discovery and development objectives as well as helping researchers realize the full potential of their critical R&D projects, all while working together to build a healthier and safer world. Further information about Inotiv can be found here: https://www.inotivco.com/.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to changes in the market and demand for our products and services, the development, marketing and sales of products and services, changes in technology, industry and regulatory standards, the timing of acquisitions and the successful closing, integration and business and financial impact thereof, the impact of the COVID-19 pandemic on the economy, demand for our services and products and our operations, including the measures taken by governmental authorities to address the pandemic, which may precipitate or exacerbate other risks and/or uncertainties and various other market and operating risks, including those detailed in the Company's filings with the U.S. Securities and Exchange Commission.

The total revenue and gross profit amounts and the book-to-bill ratio and backlog information in this press release are preliminary, have not been audited and are subject to change in connection with the completion of our financial statements for the three months ended September 30, 2021. In addition, our independent registered public accounting firm does not express an opinion or any other form of assurance with respect thereto. The preliminary figures may differ materially from the actual results that will be reflected in the Company’s financial statements when they are completed and publicly disclosed. Accordingly, you should not place undue reliance on this information. Additional information and disclosures would be required for a more complete understanding of our financial position and results of operations as of, and for the period ended on, September 30, 2021.

Company Contact	Investor Relations
Inotiv, Inc.	The Equity Group Inc.
Beth A. Taylor, Chief Financial Officer	Kalle Ahl, CFA
(765) 497-8381	(212) 836-9614
btaylor@inotivco.com	kahl@equityny.com

Devin Sullivan
(212) 836-9608
dsullivan@equityny.com